Consulting Agreement

This Consulting Agreement (the “Agreement”) is made and entered into, effective as of June 22, 2017 (the “Effective Date”), by and between Croe, Inc., a Utah corporation (the “Company”), and MP2 Ventures, LLC (“Consultant”), with reference to the following facts:

Recitals:

A. As of June 7, 2017, Michael Poutre, the sole member of Consultant, was appointed by the Board of Directors of the Company to serve as Chief Executive Officer of the Company; and

B. Consultant and the Company have agreed to execute this Agreement in order to memorialize the terms and conditions on which Consultant shall provide such consulting services to the Company.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Performance of Services

1.1 Engagement. The Company hereby engages Consultant on the general terms and conditions set forth in this Agreement to cause Consultant’s principal, Michael Poutre, to provide consulting services in connection with the management of the Company, and in cooperation with the Board of Directors, as may be required from time to time, including, but not limited managing the day-to-day transactions of the Company and implementing the Company’s long and short term objectives (collectively, the “Services”). Consultant shall have the title of “Chief Executive Officer”.

1.2 Business Time. The parties agree that Consultant shall devote to the performance of the Services pursuant to this Agreement such time as is mutually acceptable to Consultant and the Company, based upon the tasks assigned to Consultant by the Company from time to time; provided that Consultant shall not be required to devote Consultant’s exclusive business time to the performance of Services pursuant to this Agreement.

1.3 Location. Consultant shall perform the Services primarily from the Company’s location in Malibu, California, or such other location as may be convenient or necessary, in Consultant’s sole and reasonable discretion.

1.4 Reporting. Consultant shall report to the Board of Directors of the Company.

1.5 Acceptance. Consultant hereby accepts the engagement by the Company pursuant to this Agreement, and agrees to perform the Services in a competent, efficient, trustworthy and businesslike manner.

2. Compensation. The Company shall compensate Consultant for Consultant’s Services pursuant to this Agreement as follows:

2.1 Consulting Fee. The Company shall pay to Consultant a consulting fee in the amount of Two Hundred Forty Thousand Dollars ($240,000) per annum, payable at the discretion of the Company, in accordance with its payroll practices.

2.2 Reimbursement of Expenses. The Company shall reimburse Consultant for expenses paid or incurred by Consultant directly in connection with performing the Services, provided that such expenses are reasonable in amount, are incurred for the benefit of the Company and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement therefor. Any such expenses shall be reimbursed within two (2) weeks of Consultant’s submission of any such request for reimbursement.

3. Confidential Information. Consultant acknowledges that the Company does not desire to obtain improperly any proprietary or confidential information owned by any company or other person with whom Consultant now has or heretofore has had a consulting engagement or employment relationship, and therefore agrees that (a) Consultant shall not bring to the Company or share with any employee or other representative of the Company any written, electronic, or other materials containing any confidential information belonging to any such current or former employer or other person, and (b) Consultant shall not provide any such information in any other form to the Company (or any representative of the Company) in violation of any agreements or any other obligations that Consultant may owe to any other persons.

4. INDEMNIFICATION. Subject to the limits on excess indemnification under the California Corporations Code, each Party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party and each person, if any, controlling the other Party or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (individually an “Indemnified Person” and collectively the “Indemnified Persons”). Indemnifying Party will hold each Indemnified Person harmless from and against any and all losses, claims, damages, and liabilities, joint or several (and all actions, claims, proceedings and investigations in respect thereof), caused by, related to or arising out of, directly or indirectly, the engagement referred to in the Agreement, whether under any statute, under common law, or otherwise. Indemnifying Party will also reimburse the Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of legal counsel), as such expenses are incurred, in connection with investigating, preparing to defend or defending any such action, claim, proceeding or investigation, whether or not in connection with pending or threatened litigation in which the Indemnified Person is a party or target. However, the Indemnifying Party will not be liable under this paragraph to the extent that any loss, claim, damage, liability or expense is found in final judgment by a court of competent jurisdiction from which no appeal can be or is taken to have resulted from the gross negligence of the Indemnified Person.

5. Independent Contractor

5.1 Status. Consultant acknowledges that in performing Services pursuant to this Agreement, Consultant (a) shall be an independent contractor and not an employee of the Company, (b) shall not be entitled to participate in any fringe benefit programs established by the Company for the benefit of its employees, and (c) shall be solely responsible for paying prior to delinquency, and shall indemnify, defend, and hold the Company free and harmless from and against, all income taxes, self-employment taxes, and other taxes (including any interest and penalties with respect thereto) imposed on the fees and expense reimbursements paid by the Company to Consultant pursuant to this Agreement.

5.2 Limitation on Authority. Consultant shall not be an agent of the Company and shall have no authority to bind the Company or incur any liabilities in the name of the Company, except with the prior written consent of the Board of Directors (which consent may be withheld in the absolute discretion of the Company).

6. Term

6.1 Term and Termination. The Term of this Agreement shall commence on the Effective Date and shall terminate upon the earlier of (a) the first anniversary of the Effective Date, or (b) upon fifteen (15) days’ advance written notice by either party to the other party at any time, which Term shall automatically renew on a monthly basis until terminated by either party upon fifteen (15) days’ advance written notice.

6.2 Effect of Termination. The Company shall continue to be obligated to (i) pay Consultant any pro rata consulting fee to which Consultant is entitled under Section 2, above, with respect to the period ending on the effective date of Termination; and (ii) reimburse Consultant for all expenses paid or incurred prior to termination and for which Consultant is entitled to be reimbursed pursuant to Section 2, above.

7. Miscellaneous

7.1 Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile, email, or other electronic means producing a tangible receipt evidencing a successful transmission , or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express), freight prepaid, addressed to the party for whom intended at the address, facsimile number, or email set forth on the signature page of this Agreement, or such other address, notice of which has been delivered in a manner permitted by this Section 7.1.

7.2 Further Assurances. Each party agrees, upon the request of the other party, to make, execute, and deliver such additional documents, and to take such additional actions, as may be reasonably necessary to effectuate the purposes of this Agreement.

7.3 Complete Agreement; Amendments. This Agreement (a) contains the entire agreement and understanding between the parties and supersede all prior and contemporaneous agreements and understandings, whether oral or written, concerning Consultant’s engagement with the Company, and (b) shall not be modified or amended, except by a written instrument executed after the effective date hereof by the party sought to be charged with such amendment or modification.

7.4 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall be one and the same instrument, binding on each signatory. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or email shall be binding on the signatory to the same extent as a copy hereof containing the signatory's original signature.

7.5 Attorneys’ Fees. If any action is commenced to construe this Agreement or to enforce any of the rights and duties created herein, then the party prevailing in that action shall be entitled to recover its costs and attorneys' fees in that action, as well as all costs and fees of enforcing any judgment entered therein.

7.6 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with applicable provisions of California law (other than its conflict-of-law principles), and each party hereby consents to the jurisdiction of the state courts of the State of California for purposes of all actions commenced to construe or enforce this Agreement.

[Signatures appear on the following page.]

In Witness Whereof, the parties hereto have executed this Agreement, effective as of the Effective Date.

“Company:”			“Consultant:”

Croe, Inc.,			MP2 Ventures, LLC
a Utah corporation

By:	/s/ Ron Levy	By:	/s/ Michael Poutre
Name & Title: Ron Levy, Chief Operating Officer			Michael Poutre, Sole Member

June 22, 2017			June 22, 2017
Date			Date

Address for Notices:			Address for Notices:

23805 Stuart Ranch Road, Suite 235			PO Box 1207
Malibu, CA 90265			Simi Valley, CA 93062
Attn: Chief Operating Officer
Email: mike@thecryptocompany.com
Email: ron@thecryptocompany.com